Exhibit 10.2

CONSENT AND FIRST AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS CONSENT AND FIRST AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of June 26, 2014, by and among OXFORD FINANCE LLC (“Oxford”) as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement or otherwise a party thereto from time to time, including without limitation, Oxford in its capacity as a Lender, and SILICON VALLEY BANK, a California corporation (“SVB”) (in such capacity, each a “Lender” and collectively, the “Lenders”), and RELYPSA, INC., a Delaware corporation (“Borrower”).

RECITALS

A. Collateral Agent, Lenders and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of May 30, 2014 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower has negotiated a new lease (the “New Lease”) with HCP LS Redwood City, LLC (the “Landlord”), its existing landlord, for a new facility for its headquarters space located at 100 Cardinal Way, Redwood City, CA 94063 (the “New Headquarters Space”). The New Lease is conditioned on Borrower delivering to the Landlord a letter of credit in the amount of Six Hundred Eighty-Six Thousand Three Hundred Twenty and 46/100 Dollars ($686,320.46) (the “HQ Letter of Credit”). SVB has agreed to issue the HQ Letter of Credit subject to Borrower posting cash collateral in money market account number ******5826 maintained with SVB (the “LC Deposit Account”) in the amount of the HQ Letter of Credit solely to secure the reimbursement obligations of Borrower with respect to the HQ Letter of Credit (such cash collateral, together with interest accruing thereon and credited to the LC Deposit Account, and the LC Deposit Account, is referred to herein as the “HQ Cash Collateral”).

C. Borrower has requested that Collateral Agent and Lenders (i) consent to the New Lease and the move by Borrower of its headquarters to the New Headquarters Space, (ii) consent to the HQ Letter of Credit, (iii) consent to SVB’s Lien on the HQ Cash Collateral, and (iv) make certain amendments to the Loan Agreement as more fully set forth herein.

D. Collateral Agent and Lenders have agreed to so consent to the transactions set forth above and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Consent. Subject to the terms of Section 8 below, Collateral Agent and Lenders hereby (a) consent to (i) the New Lease and the move by Borrower of its headquarters to the New Headquarters Space, (ii) the issuance of the HQ Letter of Credit and the Borrower’s reimbursement obligations in respect thereof, and (iii) SVB’s Lien on the HQ Cash Collateral, and (b) agree that neither the HQ Letter of Credit nor SVB’s Lien on the HQ Cash Collateral shall, in and of itself, constitute an “Event of Default” under the Loan Agreement.

3. Reaffirmation of Security Interest. Borrower hereby reaffirms its grant to Collateral Agent of a continuing security interest in the Collateral.

4. Amendments to Loan Agreement.

4.1 Section 5.2 (Collateral). Section 5.2(a) of the Loan Agreement is amended by adding the following phrase immediately prior to the period in the first sentenced:

other than the money market account described in the definition of HQ Cash Collateral to the extent expressly excluded from the definition of Collateral

4.2 Section 6.6 (Operating Accounts). Section 6.6(a) of the Loan Agreement is amended by adding the following phrase immediately prior to the period:

, except as permitted in Section 6.6(b) below

4.3 Section 6.6 (Operating Accounts). The last sentence of Section 6.6(b) of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificates, or (ii) the money market account solely holding HQ Cash Collateral.

4.4 Section 6.11 (Landlord Waivers; Bailee Waivers). Section 6.11 of the Loan Agreement is amended in its entirety and replaced with the following:

6.11 Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new office locations or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will first provide at least thirty (30) days prior written notice to Collateral Agent and, in the event that the Collateral at any new location has a book value in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, then Borrower or such Subsidiary will (i) obtain the written consent of Collateral Agent, and (ii) deliver to Collateral Agent a landlord waiver duly executed by such bailee or landlord, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

4.5 Section 13.1 (Definitions). The following terms and their definitions are added to Section 13.1 of the Loan Agreement in their proper alphabetical positions:

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“HQ Cash Collateral” means, collectively, the money market account number ******5826 maintained with SVB solely to hold cash collateral in the amount of the HQ Letter of Credit solely to secure the reimbursement obligations of Borrower with respect to the HQ Letter of Credit, and such cash collateral and the interest accruing thereon and credited to such money market account.

“HQ Letter of Credit” means the letter of credit issued by SVB in favor of HCP LS Redwood City, LLC, in the face amount of Six Hundred Eighty-Six Thousand Three Hundred Twenty and 46/100 Dollars ($686,320.46), to secure Borrower’s lease obligations under the Headquarters Lease related to its headquarters located at 100 Cardinal Way, Redwood City, CA 94063

4.6 Section 13.1 (Definitions). The defined term “Permitted Indebtedness” in Section 13.1 of the Loan Agreement is amended by deleting the word “and” from the end of clause (h), replacing the period at the end of clause (i) with “; and” and adding new clause (j) as follows:

(j) the HQ Letter of Credit.

4.7 Section 13.1 (Definitions). The defined term “Permitted Liens” in Section 13.1 of the Loan Agreement is amended by deleting the word “and” from the end of clause (k), replacing the period at the end of clause (l) with “; and” and adding new clause (m) as follows:

(m) Liens in favor of SVB on the HQ Cash Collateral to secure Borrower’s obligations in respect of the HQ Letter of Credit.

4.5 Exhibit A (Description of Collateral). Exhibit A of the Loan Agreement is hereby amended in its entirety and replaced with Exhibit A attached hereto.

4.6 Exhibit A to UCC Financing Statement. Exhibit A to UCC Financing Statement attached to the Loan Agreement is hereby amended in its entirety and replaced with Exhibit A to UCC Financing Statement attached hereto.

5. Limitation of Consent and Amendments.

5.1 The consent set forth in Section 2 above and the amendments set forth in Section 4 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

5.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, as amended by this Amendment, are hereby ratified and confirmed and shall remain in full force and effect.

6. Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

6.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents (as such may be modified by the updated Perfection Certificate delivered to Collateral Agent on or around the date hereof) are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

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6.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

6.3 The organizational documents of Borrower most recently delivered to Collateral Agent and Lenders are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

6.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

6.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

6.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

6.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8. Effectiveness. This Amendment shall be deemed effective as of June 26, 2014, upon (a) the due execution and delivery to Collateral Agent and Lenders of this Amendment, and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT:		BORROWER:

OXFORD FINANCE LLC		RELYPSA, INC.

By:	/s/ Mark Davis	By:	/s/ Kristine M. Ball
Name:	Mark Davis	Name:	Kristine M. Ball
Title:	Vice President – Finance, Treasurer	Title:	SVP, Chief Financial Officer
and Secretary

LENDERS:

OXFORD FINANCE LLC

By:	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President – Finance, Treasurer
and Secretary

SILICON VALLEY BANK

By:	/s/ Milo Bissin
Name:	Milo Bissin
Title:	Vice President

[SIGNATURE PAGE TO CONSENT AND FIRST AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT]

EXHIBIT A

Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property, (ii) more than sixty-five percent (65%) of the issued and outstanding voting capital stock of any Foreign Subsidiary, if Debtor demonstrates to Collateral Agent’s reasonable satisfaction that a pledge of more than sixty-five percent (65%) of the Shares of such Foreign Subsidiary creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code, (iii) (x) equipment, furniture, or fixtures placed on the Premises (as such term is defined in the Headquarters Lease) subject to a Lien described in clause (c) of the definition of Permitted Liens or (y) any lease, license, or contract, in each case if the granting of a Lien in any of the property or agreements described in the foregoing clauses (x) or (y) is prohibited by or would constitute a default under or a termination of any lease, license, or contract described in clauses (x) or (y), or give any Person the right to terminate such lease, license, or contract or is permitted only with the prior written consent of another Person, which such consent has not been obtained (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, the property or agreements described in the foregoing clauses (x) or (y), as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral”, and (iv) the HQ Cash Collateral to the extent the granting of a Lien to Collateral Agent in such HQ Cash Collateral is prohibited by the terms governing such HQ Cash Collateral; provided that upon the termination, lapsing or expiration of any such prohibition, the HQ Cash Collateral shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral”.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and the Lenders, Borrower has agreed not to encumber any of its Intellectual Property.

DEBTOR:	RELYPSA, INC.

SECURED PARTY:	OXFORD FINANCE LLC,
as Collateral Agent

EXHIBIT A TO UCC FINANCING STATEMENT

Description of Collateral

The Collateral consists of all of Debtor’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s security interest in such Accounts and such other property of Debtor that are proceeds of the Intellectual Property, (ii) more than sixty-five percent (65%) of the issued and outstanding voting capital stock of any Foreign Subsidiary, if Debtor demonstrates to Collateral Agent’s reasonable satisfaction that a pledge of more than sixty-five percent (65%) of the Shares of such Foreign Subsidiary creates a present and existing adverse tax consequence to Debtor under the U.S. Internal Revenue Code, (iii) (x) equipment, furniture, or fixtures placed on the Premises (as such term is defined in the Headquarters Lease) subject to a Lien described in clause (c) of the definition of Permitted Liens or (y) any lease, license, or contract, in each case if the granting of a Lien in any of the property or agreements described in the foregoing clauses (x) or (y) is prohibited by or would constitute a default under or a termination of any lease, license, or contract described in clauses (x) or (y), or give any Person the right to terminate such lease, license, or contract or is permitted only with the prior written consent of another Person, which such consent has not been obtained (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, the property or agreements described in the foregoing clauses (x) or (y), as applicable, shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral”, and (iv) the HQ Cash Collateral to the extent the granting of a Lien to Collateral Agent in such HQ Cash Collateral is prohibited by the terms governing such HQ Cash Collateral; provided that upon the termination, lapsing or expiration of any such prohibition, the HQ Cash Collateral shall automatically be subject to the security interest granted in favor of Collateral Agent hereunder and become part of the “Collateral”.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and the Lenders, Debtor has agreed not to encumber any of its Intellectual Property.

Capitalized terms used but not defined herein have the meanings ascribed in the Uniform Commercial Code in effect in the State of New York as in effect from time to time (the “Code”) or, if not defined in the Code, then in the Amended and Restated Loan and Security Agreement by and between Debtor, Secured Party and the other Lenders party thereto (as modified, amended and/or restated from time to time).